Company Contact:
Gail A. Sloan
Vice President of Finance and Secretary
La Jolla Pharmaceutical Company
858-452-6600
gail.sloan@ljpc.com

LA JOLLA PHARMACEUTICAL COMPANY RECEIVES NASDAQ DELISTING NOTICE AND INTENDS TO APPEAL DETERMINATION

SAN DIEGO, JANUARY 25, 2010 – La Jolla Pharmaceutical Company (NASDAQ: LJPC) today announced that it received a delisting notice from the Nasdaq Stock Market LLC on January 19, 2010. The notice indicates Nasdaq’s belief that the Company is operating as a “public shell” and that the resulting entity in the proposed merger between the Company and Adamis Pharmaceuticals Corporation (OTCBB: ADMP.OB) will not meet Nasdaq’s initial listing requirements. Nasdaq has determined that the continued listing and trading of public shells could be detrimental to the interests of the investing public. Listing Rule 5101 provides Nasdaq with discretionary authority to apply more stringent criteria for continued listing and terminate the inclusion of particular securities based on any event that occurs that in the opinion of Nasdaq makes inclusion of the securities on Nasdaq inadvisable or unwarranted.

The Company intends to appeal the determination in the January 19 letter. Absent such an appeal, trading of the Company’s common stock would be suspended at the open of business on January 28, 2010 and a Form 25-NSE would be filed with the Securities and Exchange Commission to remove the Company’s securities from listing and registration on Nasdaq.

The Company’s appeal will stay the suspension of the trading of the Company’s common stock pending a final decision by a Nasdaq Listing Qualifications Panel. Accordingly, the Company does not expect any change to its listing status until after the hearing date, which is expected to take place within four to six weeks. Notwithstanding the appeal, the Company expects that its stock will be delisted following the completion of the merger with Adamis as the transaction will constitute a change of control and the combined entity is not expected to satisfy the Nasdaq initial listing standards that would be applied at that time.